Exhibit 99.1

Gain Therapeutics, Inc.

Reports First Quarter 2021 Financial Results

Completed successful initial public offering and raised $46 million in gross proceeds

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Appointed four new independent board of directors to strengthen leadership team

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Signed a multi-target collaboration agreement with Zentalis Pharmaceuticals (Nasdaq: ZNTL) to discover new product candidates for the treatment of cancer

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Presented positive pre-clinical lysosomal storage target data at annual WorldSymposium™

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Expect to complete proof of concept animal studies and begin IND-enabling trials in the second half of 2021

BETHESDA, Md., May 10, 2021 (GlobeNewswire) – Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a biotechnology company focused on redefining drug discovery by identifying allosteric sites that have never been targeted previously and discovering molecules that can bind stabilize and restore functional activity to misfolded enzymes, today announced its financial results as of and for the first quarter ended March 31, 2021 and provided a corporate update.

“We were thrilled to complete our IPO in March on the Nasdaq Global Market Exchange,” stated Sal Calabrese, Chief Financial Officer of Gain. “The Company now has sufficient financial resources to fund its research and development programs for the foreseeable future. The recent addition of four deeply talented and experienced independent board members provides us with a seasoned leadership team that can help advance the Company towards a clinical stage biopharmaceutical organization”.

Eric Richman, Chief Executive Officer of Gain, added, “We look forward to a very active 2021 and plan to meet several important milestones that will help us advance our SEE-Tx supercomputing platform technology to identify novel allosteric binding sites on misfolded proteins. Our lead pipeline candidates in lysosomal storage and CNS diseases are currently completing animal proof-of-concept studies, and we anticipate moving these into IND-enabling trials towards the end of 2021. We are confident that our Company is on the right path to achieve our mission in redefining drug discovery and develop  novel therapies for devastating conditions with significant unmet medical need”.

Business and Recent Developments

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Multi-target collaboration agreement. In April 2021, the Company announced a multi-target collaboration agreement with Zentalis Pharmaceuticals (NASDAQ: ZNTL) to discover new product candidates for the treatment of cancer. Gain will use its proprietary SEE-Tx computational platform technology to identify new sites on target proteins for potential use in oncology.

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Presentation of data at the International Association of Parkinsonism and Related Disorders 2021 World Congress. In April 2021, the Company announced the presentation of a poster at the International Association of Parkinsonism and Related Disorders (IAPRD) 2021 World Congress being held virtually

May 1-4, 2021. The poster highlights data demonstrating the potential of the Company’s structurally targeted allosteric regulators (STARs) to restore relevant biological function in vitro and improve motor deficits in an in vivo model of Parkinson’s disease.

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Completed Successful IPO. In March 2021, the Company completed an oversubscribed initial public offering (IPO) of 4,181,818 shares of common stock at a public offering price of $11.00 per share, including the full exercise by the underwriters of their overallotment option to purchase 545,454 additional shares of common stock. Gain Therapeutics, Inc received gross proceeds of approximately $46 million in the offering. This financing strengthened the Company’s balance sheet it with significant funding to advance its therapeutics programs and pipeline expansion.

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Presented pre-clinical data at the 17th Annual WorldSymposium. In February 2021, the Company presented positive pre-clinical data supportive of in vitro engagement for Gaucher disease, GM1 gangliosidosis, and Morquio B programs at the 17th Annual WorldSymposium™.

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Appointed new members to the board of directors with deep financial, clinical development and regulatory experience. In February 2021, the Company strengthened the leadership team with the appointment of four industry leaders to the Company’s Board of Directors.  Dov Goldstein, M.D., Gwen Melincoff, Claude Nicaise, M.D., and Hans Peter Hasler.

Financial Results

For the first quarter ended March 31, 2021, compared to same period of 2020:

•	Research and development expenses were $1,422 thousand compared to $417 thousand.
•	General and administrative expenses were $1,051 thousand compared to $102 thousand.
•	Total operating expenses increased to $2,472 thousand compared to $519 thousand.
•	Net loss was $2,450 thousand compared to $584 thousand.
•	Basic and diluted net loss per share was $0.50, compared to basic and diluted net loss per share of $0.29.

Cash and cash equivalents were $46.59 million as of March 31, 2021 compared to $7.49 million at December 31, 2020.  The increase was primarily the result of the completion of the Company’s initial public offering, from which the Company received aggregate net proceeds of $42.6 million.

Gain Therapeutics, Inc. was incorporated under the laws of the state of Delaware (U.S.) on June 26, 2020. On July 20, 2020, the Company consummated a Corporate Reorganization pursuant to which all of the issued and outstanding common and preferred stock of GT Gain Therapeutics SA, a Swiss company formed in 2017, were exchanged for common stock or preferred stock, as applicable, of Gain Therapeutics, Inc. For periods and at dates prior to the Corporate Reorganization, the consolidated financial statements were prepared based on the historical financial statements of GT Gain Therapeutics SA.

Operating Results

The Company incurred research and development expenses of $1,422 thousand for the three-month period ended March 31, 2021 compared to $417 thousand for the same period of 2020, an increase of $1,005 thousand. The increase in research and development expenses was primarily attributable to increases in outside services as we continue to expand our research and development activities, including external collaborations, chemical synthesis, toxicology studies, in vitro ADME and model studies, and in vivo. pharmacology and pharmacokinetic studies, as well as increases in payroll, payroll-related expenses and stock-based compensation.

General and administrative expenses were $1,051 thousand for the three-month period ended March 31, 2021 compared to $102 thousand for the same period of 2020, an increase of $949 thousand. The increase is primarily due to increases in personnel-related costs, including stock based compensation, as a result of senior manager hires, increase in expenses for legal fees relating to patent and corporate matters, professional fees for accounting, professional services and investor relations as we continue to expand our business and build management infrastructure.

As a result of the above net loss was $2,450 thousand for the three-month period ended March 31, 2021, compared to $584 thousand for the same period of 2020. The increase in net loss was due to increased research and development expenses, as well as an increase in general and administrative expenses primarily related to investments in the Company’s infrastructure as a publicly traded company.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is redefining drug discovery with its SEE-Tx™ target identification platform. By identifying and optimizing allosteric binding sites that have never before been targeted, Gain is unlocking new treatment options for difficult-to-treat disorders characterized by protein misfolding. Gain was established in 2017 with the support of its founders and institutional investors. It has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse. In July 2020, Gain Therapeutics, Inc. completed a share exchange with Gain Therapeutics, SA, a Swiss corporation, whereby GT Gain Therapeutics SA became a wholly owned subsidiary of Gain Therapeutics, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements." In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results, including with respect to any financial forecast or the possibility of any future regulatory approval or filing, may differ materially from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our prospectus filed with the Securities and Exchange Commission under the caption "Risk Factors."

Gain Therapeutics, Inc.

CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$46,593,604	$7,492,910
Restricted cash	11,129	11,371
Accounts receivable	4,486	8,548
Prepaid expenses and other current assets	774,809	257,011
Deferred offering costs	—	1,217,988
Total current assets	$47,384,028	$8,987,828

Non-current assets:
Property and equipment, net	54,717	29,633
Operating lease - right of use assets	499,017	523,080
Restricted cash	31,554	—
Long-term deposits	12,008	12,152
Other non-current assets	59,740	51,665
Total non-current assets	$657,036	$616,530
Total Assets	$48,041,064	$9,604,358

Current liabilities:
Accounts payable	881,753	961,516
Operating lease liability - current	121,419	122,756
Other current liabilities	1,096,334	767,380
Tax provision	4,526	1,070
Deferred income	178,418	239,483
Loans - short term	44,287	22,626
Total current liabilities	$2,326,737	$2,114,831

Non-current liabilities:
Defined benefit pension plan	194,465	171,558
Operating lease liability - non-current	377,598	400,324
Loans - long term	678,255	715,656
Total non-current liabilities	$1,250,318	$1,287,538

Stockholders’ equity
Series A Preferred Stock: $0.0001 par value, nil and 1,185,879 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	118
Series B Preferred Stock: $0.0001 par value, nil and 2,965,600 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	297
Common Stock, $0.0001 par value: 11,876,460 and 7,694,642 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	1,188	354
Additional paid-in capital	54,104,982	13,388,771
Accumulated other comprehensive loss	(156,861)	(152,698)
Accumulated deficit	(7,034,853)	(3,457,171)
Loss of the period	(2,450.447)	(3,577,682)
Total Stockholders’ equity	$44,464,009	$6,201,989
Total Liabilities and Stockholders’ equity	$48,041,064	$9,604,358

Gain Therapeutics, Inc

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For Three Months Ended March 31,
	2021	2020
Revenues:
Other income	5,269	6,673
Total revenues	$5,269	$6,673

Operating expenses:
Research and development	(1,421,509)	(417,259)
General and administrative	(1,050,675)	(101,674)
Total operating expenses	(2,472,184)	(518,933)

Loss from operations	$(2,466,915)	$(512,260)

Other income (expense):
Interest income/(expenses), net	1,408	(1,747)
Foreign exchange gain/(loss), net	18,539	(68,914)
Loss before income tax	$(2,446,968)	$(582,921)

Income tax	(3,479)	(1,347)

Net Loss	$(2,450,447)	$(584,268)

Net loss per shares:
Net loss per share attributable to common stockholders - basis and diluted	$(0.50)	$(0.29)
Weighted average common shares - basic and diluted	4,868,915	1,981,765

Gain Therapeutics, Inc

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For Three Months Ended March, 31
	2021	2020
	USD	USD
Operating activities:
Net loss	$(2,450,447)	$(584,268)
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Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,403	2,101
Stock based compensation	110,725	—
Changes in operating assets and liabilities:
Account receivables and other currents assets	(513,738)	62,947
Other non current assets	(8,075)
Account payables and other current liabilities	82,927	(184,920)
Tax payable	3,456	(2,355)
Pension liability	22,907	8,085
Deferred income	(61,065)	(54,406)
Total changes in operating assets and liabilities	(473,588)	(170,649)
Net cash used in operating activities	$(2,809,907)	$(752,816)

Cash flows from investing activities:
Purchase of computers and office equipment	(28,488)	(4,897)
Net cash used in investing activities	$(28,488)	$(4,897)

Cash flow from financing activities:
Proceeds from long-term debts	—	284,598
Proceeds from issuance of Series A Preferred Stock, net of issuance costs	—	1,108,097
Proceeds from issuance of common shares upon completion of initial public offering, net of offering costs	42,629,998	—
Payments of deferred offering costs	(639,693)
Net cash provided by financing activities	$41,990,305	$1,392,695
Effect of exchange rate changes	(19,904)	(3,573)
Net increase in cash, cash equivalents and restricted cash	$39,132,006	$631,409
Cash, cash equivalents and restricted cash at beginning of period	7,504,281	313,700
Cash, cash equivalents and restricted cash at end of period	$46,636,287	$945,109

SOURCE: Gain Therapeutics, Inc.

Investor & Media Contacts:

Gain Therapeutics Investor Contact:
Daniel Ferry
LifeSci Advisors
+1 (617) 430-7576
daniel@lifesciadvisors.com

Gain Therapeutics Media Contact:
Madeline Joanis
LifeSci Communications
+1 646-751-4366
mjoanis@lifescicomms.com